EXHIBIT 99.1

Thursday, January 19, 2023

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation Announces

Appointment of New Board Member

Toano, Va., January 19, 2023 – C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, announced today that its Board of Directors appointed Dr. Julie R. Agnew to serve as a director of the Corporation effective January 17, 2023. She will also serve as a director of the Bank.

Dr. Agnew previously served as a director of the Corporation from 2017 through August, 2022 when she accepted an offer of employment with an investment manager which precluded her service as a director for any company whose stock is publicly traded. Dr. Agnew recently decided to return to academia full-time. Dr. Agnew is the Richard C. Kraemer Term Professor of Business at William & Mary’s Raymond A. Mason School of Business (“Mason School of Business”). She is the Executive Faculty Director of the Boehly Center for Excellence in Finance at the Mason School of Business. She previously served as the first Director of the same center from 2014 until 2016. She is a TIAA Institute Fellow, a member of the Wharton School’s Pension Research Council Advisory Board and a Research Associate for the Center for Retirement Research at Boston College. Prior to pursuing her doctorate, Dr. Agnew worked as an analyst in investment banking for Salomon Brothers in New York City and as an equity research associate for Vector Securities International in Chicago.

“We are happy to welcome Dr. Agnew back to our board of directors and excited about the level of expertise her depth of experience brings to our Corporation,” stated Tom Cherry, President and Chief Executive Officer of the Corporation.

About C&F Financial Corporation

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation, and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina, and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, and West Virginia from its headquarters in Richmond, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.